Exhibit 99.1


October 24, 2003

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


                   GCI PREANNOUNCES THIRD QUARTER 2003 RESULTS
    Restructured Bank Facility to Save $6 million per year in Interest Costs

    o  Third quarter net income of $4.5 million or $0.07 per diluted share
    o  Consolidated revenue of $98.3 million
    o  EBITDA of $30.7 million

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported income from continuing operations of $4.5 million, or earnings per diluted share of $0.07, for the third quarter of 2003. The company's current quarter income compares to income of $5.1 million, or earnings per diluted share of $0.08, in the third quarter of 2002.

          For the nine months that ended September 30, 2003, GCI expects to report net income of $11.9 million, or earnings per diluted share of $0.18. This is after the cumulative effect of a change in accounting principle of $0.5 million, or earnings per diluted share of $(0.01), net of income tax benefit. During the same period in 2002, GCI recorded net income of $6.2 million, or earnings per share of $0.08.

         GCI's third quarter 2003 revenues are expected to total $98.3 million, an increase of 3.9 percent over third quarter 2002 revenues of $94.6 million. For the current quarter, earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) is expected to be $30.7 million, an increase of $0.4 million or 1.3 percent, over the same quarter in 2002. Third quarter 2002 EBITDA results were $30.3 million.

         Sequentially, revenues for the company increased 2.5 percent over second quarter 2003 revenues of $95.9 million. GCI's third quarter EBITDA of $30.7 million compares to EBITDA of $30.8 million in the second quarter of 2003.

         For the third quarter 2003, GCI exceeded its revenue guidance but was below its EBITDA guidance. Previously, the company expected to achieve revenues of approximately $95 million to $97 million, and approximately $32 million of EBITDA. The reduction in EBITDA is attributed primarily to increases in operating costs associated with regulatory proceedings and marketing acquisition costs. In addition, GCI recorded a benefit of approximately $647,000 relating to the reduction of its reserve for uncollectible accounts from MCI, but the effect was mostly offset by an addition to the reserve for a potentially uncollectible amount under another contract.

         GCI also announced today that it has received commitments to restructure its senior bank facility to reduce the interest rate it pays on its senior
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facility from LIBOR plus 650 basis points to LIBOR plus 325 basis points. The reduced borrowing rate is expected to save GCI approximately $6 million per year in interest costs.

         "While the quarter marked the second highest EBITDA in the company's history, we are disappointed that it did not meet our target of $32 million," said Ron Duncan, GCI president. "That is not acceptable and we have taken steps to more vigorously control expenses. As we complete our annual budgeting cycle, we will be looking carefully at the expenditure levels across the company."

         "We now expect to achieve $121 million EBITDA for the year, excluding the effect of any receivables recovery from MCI. At this time we see no reason to reduce our previously stated goals for future year's performance. If our expectations for future performance change as a result of the budgeting cycle we will communicate that to our investors in a timely manner."

         "The good news is that revenue and gross margin for the quarter met expectations. The variance resulted from expenses that were higher than expected. The increase in expenses included both temporary items, such as those associated with the launch of our Alaska Airlines mileage program, and more ordinary recurring expenses."

         "I am pleased that as a result of both senior debt re-financing and continued control of capital expenditures the company's free cash flow generation for the year should exceed our original guidance."

Customer Highlights
         o The local services business added 1,500 access lines during the third quarter and now serves 103,400 local lines, an estimated 21 percent share of the total access line market in Alaska.
         o The number of customers served on GCI's statewide dial-up Internet platform decreased during the third quarter as more customers continue to migrate to cable modems. More than 42,800 Internet customers are using GCI cable modem service, an increase of 2,300 over the second quarter of 2003.
         o GCI cable television services now pass 201,127 homes and serve 135,300 basic subscribers. Basic subscribers decreased sequentially by 1,930 subscribers from the second quarter of 2003. The decrease in subscribers is attributable in part to normal seasonal declines of hotel customers and slower reconnections of residential customers for the fall and winter seasons.
         o Digital special interest subscribers increased sequentially by 4,100 when compared to the second quarter of 2003. GCI serves 34,800 digital customers in Anchorage, Fairbanks, Juneau, Kenai, Soldotna, Ketchikan and the Mat-Su Valley area.
         o Long-distance billable minutes increased 4.7 percent to 314.4 million minutes for the third quarter as compared to the same quarter of 2002, and increased 11.8 percent sequentially.

         Further detailed results and financial tables for the third quarter of 2003 will be released on November 5, 2003. GCI will also hold an institutional investor and analyst conference call on November 6, 2003 at 2 p.m. Eastern time. To access the briefing on November 6, dial 888-791-1856 (international callers should dial 773-756-4602) and identify your call as "GCI." In addition to the
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conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

         GCI is the largest Alaska-based and operated integrated telecommunications provider. The company provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

                                      # # #

Non-GAAP Financial Reconciliation Schedule
                                                                  Three Months Ended                        Nine Months Ended
                                                      September 30,   September 30,                    September 30,  September 30,
(Amounts in Millions)                                     2003            2002        June 30, 2003        2003           2002
                                                      -------------  -------------    -------------    -------------  -------------
EBITDA (Note 1)                                       $   30.7            30.3             30.8            90.4           74.1
Depreciation, amortization and accretion expense          13.1            13.9             12.8            39.4           41.8
                                                      -------------  -------------    -------------    -------------  -------------
  Operating income                                        17.6            16.4             18.0            51.0           32.3
                                                      -------------  -------------    -------------    -------------  -------------
Other income (expense):
Interest expense                                          (8.9)           (7.5)            (9.1)          (27.1)         (20.3)
Deferred loan and senior notes fee expense                (0.6)           (0.3)            (0.6)           (2.4)          (1.5)
Interest income                                            0.2             0.1              0.1             0.5            0.3
                                                      -------------  -------------    -------------    -------------  -------------
  Other expense, net                                      (9.3)           (7.7)            (9.6)          (29.0)         (21.5)
                                                      -------------  -------------    -------------    -------------  -------------
Net income before income taxes and
  cumulative effect of a change in accounting
  principle                                                8.3             8.7              8.4            22.0           10.8

Income tax expense                                         3.8             3.6              3.6             9.6            4.6
                                                      -------------  -------------    -------------    -------------  -------------
Net income before cumulative effect of a
  change in accounting principle                           4.5             5.1              4.8            12.4            6.2

Cumulative effect of a change in accounting
   principle, net of income tax benefit of $0.4              -               -                -            (0.5)             -
                                                      -------------  -------------    -------------    -------------  -------------
Net income                                            $    4.5             5.1              4.8            11.9            6.2
                                                      =============  =============    =============    =============  =============

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Net Other Expense, Taxes, and Depreciation, Amortization and Accretion. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with Generally Accepted Accounting Principles (GAAP) GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.